SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2003 (February 13, 2003)

EVANS & SUTHERLAND COMPUTER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Utah	0-8771	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Komas Drive, Salt Lake City, Utah		84108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (801) 588-1000

ITEM 7.                                                     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description

99.1	Evans & Sutherland Computer Corporation Press Release, dated February 13, 2003.

ITEM 9.                                                     REGULATION FD DISCLOSURE.

On February 13, 2003, Evans & Sutherland Computer Corporation announced its earnings for the year ended and quarter ended December 31, 2002.  The press release issued by Evans & Sutherland Computer Corporation on February 13, 2003 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SUMMARY STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Sales	$29,202	$27,933	$122,578	$145,263
Cost of sales	17,721	25,474	78,052	115,823
Inventory impairment	1,392	—	1,392	—
Gross profit	10,089	2,459	43,134	29,440

Expenses:
Selling, general and administrative	7,212	5,682	27,131	30,061
Research and development	6,391	5,958	25,970	28,844
Restructuring charge	2,571	755	4,492	2,843
Impairment loss	311	220	311	220
REALimage transition costs	—	—	—	5,297
Operating expenses	16,485	12,615	57,904	67,265

	(6,396)	(10,156)	(14,770)	(37,825)

Gain on curtailment of pension plan	—	—	3,575	—
Gain on sale of assets held for sale	1,212	9,000	1,212	9,000
Gain on sale of business unit	—	270	253	774
Operating loss	(5,184)	(886)	(9,730)	(28,051)

Other income (expense), net	(795)	(500)	(2,454)	(2,578)
Loss before income taxes	(5,979)	(1,386)	(12,184)	(30,629)
Income tax expense (benefit)	70	(1,494)	(463)	(3,172)

Net income (loss)	(6,049)	108	(11,721)	(27,457)

Diluted net income (loss) per share	$(0.58)	$0.01	$(1.12)	$(2.70)

Number of shares used in net income (loss) per share calculation	10,444	10,384	10,422	10,169

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
	Dec. 31, 2002	Dec. 31, 2001

Assets
Cash and cash equivalents	$10,335	$11,521
Receivables, billed and unbilled	44,564	78,277
Inventories	31,373	38,226
Other assets	13,016	7,362
Net property, plant and equipment	28,288	41,967
Total assets	$127,576	$177,353

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$22,764	$28,775
Other liabilities	51,449	83,919
Stockholders’ equity	53,363	64,659
Total liabilities and stockholders’ equity	$127,576	$177,353

BACKLOG

(In thousands)

Unaudited

Dec. 31, 2002	Dec. 31, 2001

$59,672	$106,812

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVANS & SUTHERLAND COMPUTER CORPORATION

Date: February 13, 2003	/s/ William M. Thomas
William M. Thomas
Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Evans & Sutherland Computer Corporation Press Release, dated February 13, 2003.